Exhibit 3.2

AMENDMENT NO. 2 TO THE

AMENDED AND RESTATED BYLAWS OF SIDUS SPACE, INC.

WHEREAS, Article X of the Amended and Restated Bylaws (the “Bylaws”) of Sidus Space, Inc. (the “Company”) provides that the Board of Directors of the Company (the “Board”) may amend the Bylaws at any time; and

WHEREAS, the Board has determined it to be in the best interests of the Company to amend the Bylaws as hereinafter set forth.

NOW, THEREFORE, pursuant to the authority reserved to the Board, the Bylaws are hereby amended as follows:

1.	Section 3.3 of Article III of the Bylaws is amended by deleting in its entirety and replacing it with the following:

“3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS. Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.”

2.	Except as modified by this Amendment, all of the terms and conditions of the Bylaws shall remain valid and in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this instrument as of the 9th day of October 2023, on behalf of the Board.

Sidus Space, Inc.

By:	/s/ Carol Craig
Carol Craig
Chief Executive Officer

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